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Exhibit 99.2

Offer to Increase Conversion Rate to 238.2119 Shares of Post-Reverse Split Common Stock
per $1,000 Principal Amount of Accuride Corporation's 7.5% Senior Convertible Notes due 2020
and Solicitation of Consents to Amend the Related Indenture
(CUSIP Nos. 00439T AA5, 00439T AC1, U0045X AA9, 00439T AB3 and 00439T AG2)

THIS CONVERSION OFFER AND THE CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 19, 2010, UNLESS EXTENDED.

October 22, 2010

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

        Accuride Corporation, a Delaware corporation ("Accuride"), has appointed Credit Suisse Securities (USA) LLC to act as lead dealer manager and solicitation agent and has appointed Nomura Securities International, Inc. to act as co-dealer manager and solicitation agent in connection with (i) the offer to increase the conversion rate for holders of Accuride's 7.5% Senior Convertible Notes due 2020 (the "Convertible Notes") who surrender Convertible Notes for conversion into shares of common stock, par value $0.01 per share, of Accuride, after giving effect to a proposed 1-for-10 reverse stock split (such common stock, after giving effect to the proposed 1-for-10 reverse stock split, the "Post-Reverse Split Common Stock"), and (ii) the solicitation of consents to certain amendments to the Indenture, dated as of February 26, 2010 (the "Indenture"), among Accuride, certain of its subsidiaries, as guarantors, and Wilmington Trust FSB, as trustee, pursuant to which the Convertible Notes were issued, to remove the conditions to Accuride's optional redemption of the convertible notes and permit Accuride to redeem the Convertible Notes at par value at any time, and to eliminate substantially all the restrictive covenants governing the Company's actions and events of default with respect to the Convertible Notes (the "Proposed Amendments"), all of which shall be conducted in accordance with the terms and subject to the conditions described in the Offer to Convert and Consent Solicitation/Prospectus and the related Letter of Transmittal and Consent (which, together with any amendments or supplements thereto, collectively constitute the "Conversion Offer").

        In the Conversion Offer, holders of Convertible Notes may surrender their Convertible Notes for conversion at a conversion rate of 238.2119 shares of Post-Reverse Split Common Stock per $1,000 principal amount of Convertible Notes, which is equivalent to a conversion price of approximately $4.20 per share of Post-Reverse Split Common Stock, plus cash paid in lieu of fractional shares. Noteholders are required to deliver consents to the Proposed Amendments in order to participate in the Conversion Offer, and noteholders may not deliver consents to the Proposed Amendments unless they surrender their Convertible Notes for conversion in the Conversion Offer. Noteholders who validly surrender their Convertible Notes for conversion in the Conversion Offer will be deemed to have consented to the Proposed Amendments.

        After completion of the Conversion Offer and subject to certain conditions, Accuride plans to sponsor an underwritten secondary offering of its common stock (the "Proposed Secondary Offering") to provide noteholders the opportunity to resell some or all of the shares of common stock received in the conversion offer. Noteholders may elect to participate in the Proposed Secondary Offering on a pro rata basis in accordance with the number of shares of common stock received in the Conversion Offer. Accuride will pay all fees and expenses, including the underwriting commissions, in connection with the Proposed Secondary Offering, subject to certain exceptions. In order to elect to participate in the Proposed Secondary Offering, noteholders must complete and return the Notice of Election to MacKenzie Partners, Inc., the Information Agent. The Notice of Election can be found in the Letter of Transmittal and Consent, which is enclosed.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Convertible Notes registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

  1.
  Offer to Convert and Consent Solicitation/Prospectus dated October 22, 2010.

  2.
  Letter of Transmittal and Consent to be used by holders of Convertible Notes in surrendering Convertible Notes for conversion and delivering consents to the Proposed Amendments. In addition, the Notice of Election enclosed with the Letter of Transmittal and Consent may be used by holders of Convertible Notes to elect to participate in the Proposed Secondary Offering. Manually signed facsimile copies of the Letter of Transmittal and Consent and the Notice of Election may also be used.

  3.
  A printed form of letter that may be sent to your clients for whose account you hold Convertible Notes in your name or in the name of a nominee, with space provided for obtaining the clients' instructions with regard to the Conversion Offer and the Proposed Secondary Offering.

        We request that you contact your clients promptly. Please note that the Conversion Offer and any withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on FRIDAY, NOVEMBER 19, 2010, unless extended.

        In addition, noteholders who desire to participate in the Proposed Secondary Offering must properly complete the Notice of Election enclosed with the Letter of Transmittal and Consent and deliver the Notice of Election to MacKenzie Partners, Inc., the Information Agent, prior to 12:00 midnight (one minute after 11:59 p.m.), New York City time, on FRIDAY, NOVEMBER 19, 2010, unless extended.

        Accuride will not pay any fees or commissions to any person other than the dealer managers, the Conversion Agent and the Information Agent, as described in the Offer to Convert and Consent Solicitation/Prospectus, in connection with the solicitation of surrenders of Convertible Notes and consents to the Proposed Amendments in the Conversion Offer. You will be reimbursed by Accuride upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Questions and requests for additional copies of the enclosed materials may be directed to MacKenzie Partners, Inc., the Information Agent, at the address appearing on the back page of the Offer to Convert and Consent Solicitation/Prospectus.

Very truly yours,
ACCURIDE CORPORATION

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF ACCURIDE, THE CONVERSION AGENT, THE DEALER MANAGERS OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE CONVERSION OFFER NOT CONTAINED IN THE OFFER TO CONVERT AND CONSENT SOLICITATION/PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSENT.

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  Exhibit 99.2
Offer to Increase Conversion Rate to 238.2119 Shares of Post-Reverse Split Common Stock per $1,000 Principal Amount of Accuride Corporation's 7.5% Senior Convertible Notes due 2020 and Solicitation of Consents to Amend the Related Indenture (CUSIP Nos. 00439T AA5, 00439T AC1, U0045X AA9, 00439T AB3 and 00439T AG2)